SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:    DELTA FUNDS

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  511 Fifth Avenue, Suite 605
                  New York, NY  10017

TELEPHONE NUMBER:

                  (212) 681-7007

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                  CPM Statutory Agent Corporation
                  366 East Broad Street
                  Columbus, Ohio  43215

CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  /X / Yes                           /   /  No

                                   SIGNATURES


                  Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 31st day of March, 1997.

ATTEST:                                        THE BSG FUNDS


/s/ Michael Miola                         By: /s/ John Figliolini
Miola Miola, Vice President                   John Figliolini, President
    and Treasurer